Exhibit 5.1
October 8, 2008
Nuance Communications, Inc.
1 Wayside Road
Burlington, MA 01803
     Re:  Registration Statement on Form S-8
Ladies and Gentleman:
     I have examined the Registration Statement on Form S-8 to be filed by Nuance Communications, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on October 8, 2008 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 2,304,249 shares of the Company's Common Stock, $0.001 par value (the “Shares”) reserved for issuance pursuant the SNAPin Software, Inc. 2003 Equity Incentive Plan, Stand-Alone Restricted Stock Unit Agreement and Stand-Alone Stock Option Agreement. As your legal counsel, I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Shares pursuant to the SNAPin Software, Inc. 2003 Equity Incentive Plan, Stand-Alone Restricted Stock Unit Agreement and Stand-Alone Stock Option Agreement.
     It is my opinion that the Shares, when issued and sold in the manner referred to in SNAPin Software, Inc. 2003 Equity Incentive Plan, Stand-Alone Restricted Stock Unit Agreement and Stand-Alone Stock Option Agreement, will be legally and validly issued, fully paid and nonassessable.
     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
By:	/s/ Garrison R. Smith
Garrison R. Smith
Associate General Counsel, Corporate Securities